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                                                                    Exhibit 21.1



                  SUBSIDIARIES OF CABOT OIL & GAS CORPORATION



Big Sandy Gas Company *
Cabot Oil & Gas Marketing Corporation *
Cabot Oil & Gas Production Corporation *
Cabot Oil & Gas Trading Corporation *
Cabot Oil & Gas U.K. Limited
Cabot Oil & Gas Western Corporation *
Cabot Petroleum North Sea, Ltd.
Cranberry Pipeline Corporation *
Franklin Brine Treatment Corporation


* Denotes significant subsidiary.